FAIRCHILD INTERNATIONAL CORP.
Suite 600, 595 Hornby Street, Vancouver, B.C., V6C 1A4

March 14, 2002

David Stadnyk
Vancouver, B.C.

Dear Mr. Stadnyk:

Re: Consulting Services

This letter will serve to confirm our agreement whereby Fairchild International Corp. (the "Company") has agreed to issue to you, and you have agreed to accept, 1,000,000 stock options entitling you to acquire the like number of common shares of the Company for a period of 3 years at an exercise price of US$0.03 per share as full and final consideration for certain corporate advisory and consulting services provided to date by you to the Company.

Accepting that the above accurately details your understanding of our agreement in this regard could you please execute this letter where indicated and return same at your early convenience.

Yours truly,

FAIRCHILD INTERNATIONAL CORP.

per: /s/ Robert Grace

Robert Grace, President

Acknowledged and agreed to this 14th day of March 2002.

/s/ David Stadnyk

David Stadnyk